Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
___________________
BEL FUSE INC.
(Exact name of registrant as specified in its charter)
_____________________

New Jersey	22-1463699
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

206 Van Vorst Street
Jersey City, New Jersey 07302
(Address of principal executive offices; zip code)
____________________

Bel Fuse Inc. 2011 Equity Compensation Plan
(Full title of the plan)
____________________

Daniel Bernstein
President and Chief Executive Officer
Bel Fuse Inc.
206 Van Vorst Street
Jersey City, New Jersey 07302
201-432-0463
(Name, address and telephone number, including area code, of agent for service)
____________________

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of large accelerated filer, accelerated filer and smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [X]	Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class B Common Stock, par value $0.10 per share	1,400,000 (1)	$18.16	$25,424,000	$2,914

(1)	Plus such additional shares of common stock as may be issuable pursuant to the anti-dilution provisions of the above-mentioned plan.

(2)
Pursuant to Rule 457 of the Securities Act of 1933, the proposed maximum offering price per share is estimated solely for the purpose of computing the registration fee and is based on the average of the high and low sale prices of the common stock as reported on the NASDAQ Global Select Market on March 22, 2012.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” information into this Registration Statement. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. The information we incorporate by reference is considered to be part of this Registration Statement and will automatically be updated and superseded by information that we later file with the SEC. We hereby incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.  In addition, we also incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this Registration Statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 12, 2012; and

•	the description of the Class B Common Stock, par value $0.10 per share, of the Registrant contained in the Registrant’s Form 8-A declared effective by the SEC on July 7, 1998.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Article XIII of the Registrant’s Restated Certificate of Incorporation (wherein the Registrant is referred to as the “Corporation”) provides in part as follows:

Every person who is or was a director or officer of the Corporation, or any such person who serves or served in any similar capacity with any other enterprise at the request of the Corporation, shall be indemnified by the Corporation to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his being or having been a director or officer of the Corporation, or of serving or having served such other enterprise in such capacity, whether or not he is a director or officer of the Corporation, or continues to serve such other enterprise in such capacity, at the time the expenses or liabilities are incurred.

Section 6 of Article III of the Registrant’s Bylaws (wherein the Registrant is referred to as the “corporation”) contains the following provision regarding indemnification:

Each director or officer, whether or not then in office, shall be indemnified by the corporation against all costs and expenses reasonably incurred by or imposed upon him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his being or having been a director or officer of the corporation, such expenses to include the cost of reasonable settlements (other than amounts paid to the corporation itself) made with a view to curtailment of costs of litigation.  The corporation shall not, however, indemnify any director or officer with respect to matters as to which he shall be finally adjudged in any such action, suit, or proceeding to have been derelict in the performance of his duty as such director or officer, nor in respect of any matter on which any settlement or compromise is effected, if the total expense, including the cost of such settlement, shall substantially exceed the expense which might reasonably be incurred by such director or officer in conducting such litigation to a final conclusion.  The foregoing right of indemnification shall not be exclusive of other rights to which any director or officer may be entitled as a matter of law.

Reference is made to Subsections 2, 3, 4, 5, 8 and 9 of Section 3-5, Title 14A of the New Jersey Business Corporation Act (the “Act”), which are summarized below.

Subsection (2) empowers a corporation to indemnify a corporate agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) against reasonable costs (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.  For purposes of the Act, a “corporate agent” means any person who is or was a director, officer, employee or agent of the corporation or a person serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation or enterprise.

Subsection (3) empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys’ fees) incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of the fact that he is or was a corporate agent if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Subsection (4) provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to in subsections (2) and (3) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) incurred by him in connection therewith.

Subsection (5) provides that a corporation may indemnify a corporate agent in a specific case if it is determined that indemnification is proper because the corporate agent met the applicable standard of conduct, and such determination is made by any of the following: (a) the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (b) independent legal counsel, if there is no quorum of disinterested directors or if the disinterested directors empower counsel to make the determination; or (c) the shareholders.

Subsection (8) provides that the indemnification provisions in the law shall not exclude any other rights to indemnification that a director or officer may be entitled to under a provision of the certificate of incorporation, a by-law, an agreement, a vote of shareholders, or otherwise. That subsection explicitly permits indemnification for liabilities and expenses incurred in proceedings brought by or in the right of the corporation (derivative proceedings). The only limit on indemnification of directors and officers imposed by that subsection is that a corporation may not indemnify a director or officer if a judgment has established that the director’s or officer’s acts or omissions were a breach of his or her duty of loyalty, not in good faith, involved a knowing violation of the law, or resulted in receipt by the corporate agent of an improper personal benefit.

Subsection (9) provides that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer against any expenses or liabilities incurred in any proceeding by reason of that person being or having been a director or officer, whether or not the corporation would have the power to indemnify that person against expenses and liabilities under other provisions of the law.

The Registrant has purchased liability insurance for its officers and directors in certain circumstances.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Certificate of Incorporation, as amended, is incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999.

4.2
By-laws, as amended, are incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-2 (Registration No. 33-16703) filed with the Securities and Exchange Commission on August 25, 1987.

5.1	Opinion of Lowenstein Sandler PC.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Lowenstein Sandler PC is included in Exhibit 5.1.

24.1	Power of Attorney.

99.1
Bel Fuse Inc. 2011 Equity Compensation Plan is incorporated by reference to Appendix A to the Registrant’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 15, 2011.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Jersey City, State of New Jersey, on the 26th day of March, 2012.

BEL FUSE INC.

By:  /s/Daniel Bernstein
Daniel Bernstein
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Daniel Bernstein	Director, President and Chief Executive Officer	March 26, 2012
Daniel Bernstein

*/s/ Howard B. Bernstein	Director	March 26, 2012
Howard B. Bernstein

*/s/ Avi Eden	Director	March 26, 2012
Avi Eden

*/s/ Peter Gilbert	Director	March 26, 2012
Peter Gilbert

*/s/ John S. Johnson	Director	March 26, 2012
John S. Johnson

*/s/ Mark Segall	Director	March 26, 2012
Mark Segall

*/s/ Robert H. Simandl	Director	March 26, 2012
Robert H. Simandl

*/s/ John F. Tweedy	Director	March 26, 2012
John F. Tweedy

*/s/ Colin Dunn	Vice President of Finance (Principal Financial Officer and Principal Accounting Officer)	March 26, 2012
Colin Dunn

*By:	/s/ Daniel Bernstein
Daniel Bernstein
Attorney-in-Fact

EXHIBIT INDEX

4.1	Certificate of Incorporation, as amended, is incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999.

4.2
By-laws, as amended, are incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-2 (Registration No. 33-16703) filed with the Securities and Exchange Commission on August 25, 1987.

5.1	Opinion of Lowenstein Sandler PC.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Lowenstein Sandler PC is included in Exhibit 5.1.

24.1	Power of Attorney.

99.1
Bel Fuse Inc. 2011 Equity Compensation Plan is incorporated by reference to Appendix A to the Registrant’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 15, 2011.